SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Aruba Networks, Inc.

(Name of Issuer)
Common Stock, $0.0001 par value per share

(Title of Class of Securities)
043176106

(CUSIP Number)
December 31, 2008

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	043176106	13G	Page	2	of	20 Pages

1	NAMES OF REPORTING PERSONS Trinity Ventures VIII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,074,930 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.47% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by Trinity Ventures VIII, L.P. (“Trinity VIII”), Trinity VIII Side-By-Side Fund, L.P. (“Trinity VIII SBS”), Trinity VIII Entrepreneurs’ Fund, L.P. (“Trinity VIII Entrepreneurs’”), Trinity TVL VIII, LLC (“Trinity TVL VIII”), Trinity Ventures VII, L.P. (“Trinity VII”), Trinity VII Side-By-Side Fund, L.P. (“Trinity VII SBS”), Trinity TVL VII, LLC (“Trinity TVL VII”), Lawrence K. Orr (“Orr”), Noel J. Fenton (“Fenton”), Fred Wang (“Wang”), Augustus O. Tai (“Tai”), Timothy P. McAdam (“McAdam”), Kathleen A. Murphy (“Murphy”), Thomas C. Cole (“Cole”) and TVL Management Corporation (“TVL Management,” together with Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity TVL VIII, Trinity VII, Trinity VII SBS, Trinity TVL VII, Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	3	of	20 Pages

1	NAMES OF REPORTING PERSONS Trinity VIII Side-By-Side Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,074,930 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.47% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	4	of	20 Pages

1	NAMES OF REPORTING PERSONS Trinity VIII Entrepreneurs’ Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,074,930 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.47% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	5	of	20 Pages

1	NAMES OF REPORTING PERSONS Trinity TVL VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,074,930 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.47% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	6	of	20 Pages

1	NAMES OF REPORTING PERSONS Trinity Ventures VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,074,930 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.47% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	7	of	20 Pages

1	NAMES OF REPORTING PERSONS Trinity VII Side-By-Side Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,074,930 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.47% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	8	of	20 Pages

1	NAMES OF REPORTING PERSONS Trinity TVL VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,074,930 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.47% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008

CUSIP No.	043176106	13G	Page	9	of	20 Pages

1	NAMES OF REPORTING PERSONS TVL Management Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,074,930 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.47% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	10	of	20 Pages

1	NAMES OF REPORTING PERSONS Lawrence K. Orr

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		38,634 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		38,634 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,113,564 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.51% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	11	of	20 Pages

1	NAMES OF REPORTING PERSONS Noel J. Fenton

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		15,806 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		15,806 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,090,736 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.49% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	12	of	20 Pages

1	NAMES OF REPORTING PERSONS Fred Wang

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		10,409 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		10,409 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,085,339 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.48% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	13	of	20 Pages

1	NAMES OF REPORTING PERSONS Augustus O. Tai

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		12,106 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		12,106 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,087,036 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.48% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	14	of	20 Pages

1	NAMES OF REPORTING PERSONS Timothy P. McAdam

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		11,110 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		11,110 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,086,040 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.48% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group”for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	15	of	20 Pages

1	NAMES OF REPORTING PERSONS Thomas C. Cole

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		5,953 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,953 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

0 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,953 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

less than 0.01% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Cole ceased being a managing member of Trinity TVL VIII and Trinity TVL VII and an officer of TVL Management effective June 30, 2008. As a result, Cole does not share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and Cole is not deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

CUSIP No.	043176106	13G	Page	16	of	20 Pages

1	NAMES OF REPORTING PERSONS Kathleen A. Murphy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		5,616 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,074,930 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,616 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

2,074,930 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,080,546 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.47% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group”for purposes of this Schedule 13G.
(2) Includes (i) 1,157,331 shares held by Trinity VIII; (ii) 65,944 shares held by Trinity VIII SBS; (iii) 21,262 shares held by Trinity VIII Entrepreneurs’; (iv) 792,633 shares held by Trinity VII; (v) 37,067 shares held by Trinity VII SBS; and (vi) 693 shares held by TVL Management. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity T VL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.
(3) This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.

Item 1(a).	Name of Issuer:

Aruba Networks, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1344 Crossman Avenue
Sunnyvale, California 94089

Item 2(a).	Name of Person Filing:
Trinity Ventures VIII, L.P. (“Trinity VIII”)
Trinity VIII Side-By-Side Fund, L.P. (“Trinity VIII SBS”)
Trinity VIII Entrepreneurs’ Fund, L.P. (“Trinity VIII Entrepreneurs”)
Trinity TVL VIII, LLC (“Trinity TVL VIII”)
Trinity Ventures VII, L.P. (“Trinity VII”)
Trinity VII Side-By-Side Fund, L.P. (“Trinity VII SBS”)
Trinity TVL VII, LLC (“Trinity TVL VII”)
TVL Management Corporation (“TVL Management”)
Lawrence K. Orr (“Orr”)
Noel J. Fenton (“Fenton”)
Fred Wang (“Wang”)
Augustus O. Tai (“Tai”)
Timothy P. McAdam (“McAdam”)
Kathleen A. Murphy (“Murphy”)
Thomas C. Cole (“Cole”)

Item 2(b).	Address of Principal Business Office or, if none, Residence:

Trinity Ventures
3000 Sand Hill Road, Building 4, Suite 160
Menlo Park, California 94025

Item 2(c).	Citizenship:

Trinity VIII	California, United States of America
Trinity VIII SBS	California, United States of America
Trinity VIII Entrepreneurs’	California, United States of America
Trinity TVL VIII	California, United States of America
Trinity VII	California, United States of America
Trinity VII SBS	California, United States of America
Trinity TVL VII	California, United States of America
TVL Management	California, United States of America
Orr	United States of America
Fenton	United States of America
Wang	United States of America
Tai	United States of America
McAdam	United States of America
Murphy	United States of America
Cole	United States of America

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

043176106

Item 3.	Not applicable.

Page 17 of 20 Pages

Item 4. Ownership. The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2008:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power (1)	Power	Power (1)	Ownership (1)	of Class (2)
Trinity VIII	1,157,331	0	2,074,930	0	2,074,930	2,074,930	2.47%

Trinity VIII SBS	65,944	0	2,074,930	0	2,074,930	2,074,930	2.47%

Trinity VIII Entrepreneurs’	21,262	0	2,074,930	0	2,074,930	2,074,930	2.47%

Trinity TVL VIII	0	0	2,074,930	0	2,074,930	2,074,930	2.47%

Trinity VII	792,633	0	2,074,930	0	2,074,930	2,074,930	2.47%

Trinity VII SBS	37,067	0	2,074,930	0	2,074,930	2,074,930	2.47%

Trinity TVL VII	0	0	2,074,930	0	2,074,930	2,074,930	2.47%

TVL Management Corporation	693	0	2,074,930	0	2,074,930	2,074,930	2.47%

Orr	38,634	38,634	2,074,930	38,634	2,074,930	2,113,564	2.51%

Fenton	15,806	15,806	2,074,930	15,806	2,074,930	2,090,736	2.49%

Wang	10,409	10,409	2,074,930	10,409	2,074,930	2,085,339	2.48%

Tai	12,106	12,106	2,074,930	12,106	2,074,930	2,087,036	2.48%

McAdam	11,110	11,110	2,074,930	11,110	2,074,930	2,086,040	2.48%

Cole	5,953	5,953	0	5,953	0	5,953	less than 0.01%

Murphy	5,616	5,616	2,074,930	5,616	2,074,930	2,080,546	2.47%

(1)	Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’, and owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS, and owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai, McAdam and Murphy are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management. The managing members may be deemed to own beneficially the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, however, each managing member disclaims beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, except to the extent of their proportionate pecuniary interests therein and any shares held in their name.

(2)	This percentage is calculated based upon 84,078,285 shares of the Issuer’s common stock outstanding (as of December 5, 2008), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 10, 2008.
Item 5. Ownership of 5 Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☑.
Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Page 18 of 20 Pages

     Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not applicable.
Item 8. Identification and Classification of Members of the Group
     Not applicable.
Item 9. Notice of Dissolution of a Group
     Not applicable.
Item 10. Certification
     Not applicable.

Page 19 of 20 Pages

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 2, 2009
TRINITY VENTURES VIII, L.P.
By its General Partner, Trinity TVL VIII, LLC
TRINITY VIII SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC
TRINITY VIII ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC
TRINITY TVL VIII, LLC
TRINITY VENTURES VII, L.P.
By its General Partner, Trinity TVL VII, LLC
TRINITY VII SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL VII, LLC
TRINITY TVL VII, LLC

/s/ Kathleen A. Murphy Kathleen A. Murphy
Managing Member

/s/ Lawrence K. Orr Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Fred Wang
Fred Wang

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Timothy P. McAdam
Timothy P. McAdam

/s/ Kathleen A. Murphy
Kathleen A. Murphy

/s/ Thomas C. Cole
Thomas C. Cole

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 20 of 20 Pages